EXHIBIT 10.1
                         EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT ("Agreement") is made as of this 11th day of May 2006, by and between Next Generation Media Corp, a Nevada corporation, its subsidiaries, successors and assigns ("NGMC" or "Employer") and Darryl W. Reed, an individual ("Employee").

                                WITNESSETH:

     WHEREAS, the Employee has agreed to be employed by the Employer as its Chief Executive Officer and President, as well as to be the Chief Executive Officer and President of NGMC's operational entity and its wholly-owned subsidiary, United Marketing Solutions, Inc. ("United"); and

     WHEREAS, it is in the Employer's best interest to obtain the services of the Employee; and

     WHEREAS, the Employer and the Employee have previously engaged in negotiations regarding the terms and conditions of their future employment relationship; and

     WHEREAS, the Employer and the Employee are desirous of now committing to writing the agreed upon terms and conditions of their future employment relationship by way of this Agreement.

     NOW, THEREFORE, for and in consideration of valuable consideration and the covenants, conditions and promises herein contained, it is hereby agreed as follows:

     1. Employment. The Employer, by authorization of a resolution duly adopted by Employer's Board of Directors ("the Board"), hereby authorizes and agrees to employ the Employee, and the Employee hereby accepts said employment upon the terms and conditions hereinafter set forth.

     2. Positions and Titles. The Employee shall have the title of Chief Executive Officer and President of NGMC, and shall be appointed to such standing committees of the Employer that are or may be formed during the period of this Agreement. The Employee shall perform such duties as are normally associated with the position of Chief Executive Officer and President of the Employer and such additional duties as may, from time to time, be assigned by the Board, and shall further have the usual authority associated with said position and office as more fully described in the Bylaws of the Employer in effect during the term of this Agreement. The Employee shall also be the Chief Executive Officer and President of United and shall perform all such duties as are normally associated with the position of President and such additional duties as may, from time to time, be assigned by the Board, and shall further have the usual authority associated with said position and office as more fully described in the Bylaws of United in effect during the term of this Agreement

     3. Term. The term or period of this Agreement shall be for the period beginning on the date of execution hereof and ending on the day after the three year anniversary of the date hereof, provided, however, that the term of this Agreement shall be automatically extended under the same terms and conditions for three additional years unless at least ninety (90) days prior to expiration of the initial term or any subsequent term, either party shall deliver to the other written notice of their intent to terminate said employment or to negotiate other terms and conditions thereof. In the event this Agreement is not renewed or extended and Employee does not enter into a new employment agreement with Employer, Employee shall be paid compensation which would have been paid under this Agreement for Two (2) years after expiration of the initial term or any subsequent terms. The Employee agrees to remain in the employ of the Employer during the period this Agreement is in effect unless terminated pursuant to any of paragraphs 7, 8 or 12.

     4. Performance of Duties. During the period of the Employee's employment, the Employee shall perform faithfully the duties required of him and agrees to devote that amount of time, attention, skill and ability necessary to properly perform said duties. It is also understood and agreed that the Employee may, from time to time, serve on the boards of directors of other corporations as may be approved by the Board, whose approval shall not be unduly withheld, provided that such service does not actually interfere with the performance of his duties to Employer.

     5. Compensation. The employer shall pay to the Employee as compensation for his services hereunder, the amounts set forth, subject to the further provisions of this paragraph:

       (A) Base Salary. The Employee shall be paid according to the following: The First Year shall have a base salary of Two Hundred and Nine Thousand ($209,000.00), payable pursuant to the Employer's salary payment practices; The Second Year shall increase the First Year's base salary by five percent (5%) to Two Hundred and Twenty Thousand Dollars ($220,000); and the Third Year shall again increase the previous year's salary by five percent (5%) to a base salary of Two Hundred and Thirty-One Thousand ($231,000). The Employee shall be paid according to the current payment standards in place with the Employer. In the event that this Agreement carries over for a second term as provided for under Paragraph No. 3, above, the same five percent (5%) increases for each year shall be applied to each successive year.

        It is also agreed that the Employer shall grant to the Employee 500,000 options per year of employment pursuant to this Agreement at a strike price of Ten Cents ($0.10), which is the current share price of NGMC as of the date of this Agreement. These options shall vest at the beginning of each new employment year and shall have a term of ten (10) years from the date of grant before they expire.

        (B) Annual Cash Bonus. In addition to the compensation set forth in subsection 5(A) above, during the term of this Agreement, Employee may be entitled to a cash bonus (the "Annual Bonus") for the fiscal years ending December 31 based on Employee's and Employer's performance during such fiscal year. The standard for determining an Annual Bonus shall be according to the following: In any year that the Employer has a positive net profit for that particular fiscal year ("Net Profit"), for the first Two Hundred Thousand Dollars ($200,000) Net Profit, the Employee shall receive an Annual Bonus calculated at a percentage rate of Two Five Percent (5.0%) of the Net Profit, and the Employee shall receive an Annual Bonus calculated at a percentage rate of Seven Percent (7%) of the Net Profit if the Net Profit is greater than Two Hundred and Fifty Thousand Dollars ($250,000). The Annual Bonus shall be paid no later than March 31 of the year after the year in which said bonus is earned.

        (C) Director's and Committee Attendance Fees. The Employee shall be entitled to receive fees for attendance at all meetings of the Board and standing committees to which he has been appointed, payable at such times as shall be in accordance with the Employer's practices and at the rates determined by the Board and the Compensation Committee of NGMC.

     6. Additional Benefits. In addition to the salary specified in Paragraph 5(A) and Annual Bonus specified in Paragraph 5B above, Employer shall provide Employee comparable additional benefits as are provided to other senior officers of Employer; provided, however, the said additional benefits shall not be less favorable to Employee than as more particularly described in subparagraphs (A) through (F) of this paragraph 6.

        (A) Vacations and Sick Leave. The Employee shall be entitled to four (4) weeks of vacation and sick leave for each year of employment. Time allotted for vacation and sick leave that is not used shall accrue to the next year.

        (B) Business Expenses. The Employer will reimburse the Employee in full for all reasonable expenses incurred by the Employee in pursuit of the Employer's business during the period of this Agreement. The Employee shall be required to submit the appropriate expense reports and vouchers in support of the expenses incurred on behalf of the Employer as required by the general practices and procedures of the Employer and in compliance with all reasonable business expense requirements of the Internal Revenue Service.

        (C) Hospital, Medical and Dental Reimbursement Plan. The Employer shall provide, at its cost, health, major medical and dental benefits for the Employee and his immediate family.

        (D) Life Insurance. The Employer shall provide, at its cost, term life insurance with a death benefit of not less than $1,500,000. The Employer will be the owner of the policy and the Employee will be the insured. The "Split Dollar" concept will be used. The Employee will be responsible for taxes due in relation to the term cost or PS-52 table, whichever is less.

        (E) Automobile. During the term hereof, the Employer shall provide the Employee with an automobile or monthly car allowance at a rate of Six Hundred Dollars ($600) per month.

        (F) Disability. If the Employee becomes unable to perform the services expected hereunder by reason of illness or incapacity, his full compensation, including Annual Bonus and all benefits, shall be continued for a period of 180 days from the last day of the month that the Corporation determines that the Employee is first disabled. At the end of such 180 days, his compensation by the Employer shall cease; but said Employee shall be entitled to a leave of absence for the balance of the term of the Agreement, during any continuance of such inability to perform. The Employer, at its expense, will acquire disability insurance on the Employee in an amount equal to sixty-percent (60%) of the Employee's base salary (exclusive of additional Annual Bonus), which will become effective after a 180-day waiting period. Proceeds from such disability insurance will be paid directly to Employee by the insurance carrier, as provided by the insurance policy.

        (G) Retirement. The Employee shall be entitled to participate in, and receive benefits under and in accordance with, any pension plan (including, but not limited to, a 401(k) plan) or any other retirement plan or program of Employer either in existence as of the date hereof or hereafter adopted for the benefit of any of its executive employees.

     7. Termination. This Agreement may be terminated pursuant to the following:

        (A) Voluntary Termination by either the Employee or the Employer. The Employee may voluntarily terminate this Agreement by providing ninety (90) days written notice to Employer in the event of a termination pursuant to this subparagraph. All compensation hereunder shall terminate as of the effective date of such termination. The Employer may voluntarily terminate this Agreement by providing ninety
(90) days written notice to the Employee "Written Notice". For the right to voluntarily terminate the Employee, the Employer must pay to the Employee the entire amount remaining on this Agreement or Five Hundred Thousand Dollars ($500,000), whichever is greater, payable on the last day of the Written Notice. All options earned will remain in force, and all Annual Bonus Cash earned will be determined at the end of the year in which the Written Notice is effective and pursuant to a pro-rata formula based upon the time that had expired in that year prior to the effective date of the Written Notice.

        (B) Involuntary Termination. This Agreement may be terminated by the Employer for "Just Cause", or as provided for in paragraph 12. For purposes of this Agreement, "Just Cause" shall mean:
Unappealable conviction by a trial court of a felony or crime involving moral turpitude; declaration of unsound mind by court order; or the failure to diligently apply himself to the duties required by Employer. In the event the Employee is judged by Employer as failing to diligently apply himself to the duties hereunder, Employer will provide written notice to Employee specifying with particularity the conduct constituting such failure and such steps as are necessary to warrant the deficiency of performance. Employee will be allowed thirty (30) days from the date of such notice to attempt to correct the deficiencies. Upon the expiration of this cure period, Employer will provide written notice to Employee of the adequacy or failure of efforts made by Employee to correct the deficiencies. The Employer agrees to provide the Employee at least sixty (60) days written notice of termination pursuant to this subparagraph. In the event of a termination under this subparagraph (B), Employee shall be paid the same compensation at the same times that would be paid under this Agreement through the effective date of Employee's termination. In the event of a termination pursuant to this subparagraph, the Annual Bonus payable to Employee pursuant to paragraph 5(B) hereof, for the fiscal year within which said termination occurs, shall be pro-rated and paid to Employee through the date of termination of Employee's daily managerial responsibilities.

        (C) Severance Pay. Upon any termination pursuant to paragraph 6(F) or 7(A) hereof, Employee shall be paid the compensation that he would have been paid under this Agreement as provided for under Paragraph 7(A) after the date of termination. Such compensation shall include any Annual Bonus payable to Employee pursuant to paragraph 5(B) hereof, for the fiscal year within which said termination occurs, which Annual Bonus shall be pro-rated through the date of termination of Employee's daily managerial responsibilities. Employer shall also provide Employee, at the Employer's expense, for a period of twelve
(12) month's beginning with the date of termination, with life insurance, medical insurance, dental insurance and long-term disability insurance that, taken as a whole, are substantially similar to the benefits provided to Employee immediately prior to the date of termination.

     8.  Change of Ownership, Change of Title/Position.  This
Agreement shall terminate in the event that the Employer or all or substantially all of Employer's assets, and/or goodwill, or its stock are purchased in conjunction with a corporate (stock or assets) sale, or merger, or in the event that the Employee is no longer the Chief Executive Officer and President of NGMC and its subsidiary. In such event, Employee shall be entitled to his annual salary and Annual Bonus from the effective date of such transaction, as well as the buyout provision provided in Section 7(a), above, through the end of the term of this Agreement, provided Employee is not offered the position under the same terms and conditions of this agreement with the acquiring company or operation. All such compensation and severance pay will be paid within ninety (90) days of the effective date of the transaction. In the event of such payment, Employer and Employee shall have no further obligations under this Agreement except that Employer will pay all premiums for health insurance policies then in effect for Employee, through the end of such compensation period.

     9. Obligations on Termination. In addition to the obligations on the Employee set forth in paragraph 9 herein, upon termination of employment for any reason, the Employee shall deliver to the Employer all correspondence, letters, records, computer programs, data bases and any and all other material pertaining to or containing information relative to the business of the Employer or its affiliates which the Employee has acquired during his association with Employer.

     10. Indemnification. The Employer agrees to indemnify and defend Employee (and his heirs, executor, and administrators) from all claims, liabilities, judgments, settlements, costs and expenses, including all attorneys' fees, imposed upon or reasonably incurred by him in connection with or resulting from any action, suit, proceeding, or claim to which he is or may be made a party by reason of his being or having been an employee of the Employer (whether or not an employee at the time such costs or expenses are incurred by or imposed upon him) to the full extent provided for in the Employer's Articles of Incorporation or the laws of the State of Nevada, whichever is broader, as in effect on the date of execution hereof. Such right of indemnification shall not be deemed exclusive of any rights to which he may be entitled otherwise.

     11. Death of Employee. In the event of the Employee's death during the term of this Agreement, the Agreement shall stand terminated and all payments hereunder shall ceases as of the date of death, except as to the following:

        (A) The base salary being paid to the Employee by the Employer as of the date of death shall continue to be paid to Employee's surviving spouse for a period of one hundred eighty (180) days after the date of death.

        (B) The Annual Bonus payable to the Employee by the Employer for the fiscal year within which the date of death occurs shall be prorated through the date of death.

        (C) The Employer shall cooperate and take all necessary steps to effectuate the payment of the life insurance proceeds established in paragraph 6(D) of this Agreement.

        (D) All accrued and unpaid benefits under this Agreement, whatsoever in nature, shall be payable to the Employee's surviving spouse.

     12. Assignment of Agreement. The obligations of the Employer under this Agreement shall be binding upon the successors and assigns of the Employer. In the event this contract is assigned, Employee shall be entitled to enforce the provisions of this Agreement or, in his sole discretion, terminate this Agreement upon the terms provided in paragraph 8 hereof. For purposes of this Agreement, the term "successors" and "assigns" shall include any person, firm, corporation, or other entity which at the time, whether by merger, reorganization, purchase, or otherwise, shall acquire all or substantially all the assets, stock, or business of the Company.

     13. Amendments. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof shall be effective unless evidenced by an instrument in writing duly executed by the parties hereto and sought to be changes by such waiver.

     14. Writing. This Agreement sets forth the entire understanding of the parties with respect to the employment of the Employee by the Employer and supersedes any and all prior agreements, arrangements and understanding relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

     15. Waiver. The waiver by the Employer or the Employee of any breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

     16.  General Provisions.

        (A) Should any controversy or claim arise out of or relate to the Agreement, or a breach thereof, the parties shall attempt to negotiate a settlement of their differences. If, however, the negotiations are unsuccessful, either party may seek the aid of a court of competent jurisdiction in Virginia. In that event, the court shall deny attorneys' fees and costs to the party not prevailing and award the same to the party who prevails. Notwithstanding the foregoing, any controversy or claims arising out of, or relating to this Agreement or the breach thereof, shall at the option of either party, be settled by arbitration in the Washington, D.C. area in accordance with the rules of commercial arbitration then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Cost of such arbitration will be borne by Employer.

        (B) In the event that any term, provisions, or paragraph of this Agreement is declared illegal, void or unenforceable, the same shall not effect or impair the other terms, provisions or paragraphs of this Agreement. Covenants contained in this Agreement shall be independent. The doctrine of severability shall be applied. The parties do not intend by this statement to imply the illegality, voidability or unenforceability of any of the terms, provisions or paragraphs of this Agreement.

     17. Captions. The captions for each paragraph are not part of this Agreement, but are for identification purposes.

     18. Governing Law. This Agreement is made under and shall be construed pursuant to the laws of Nevada.

     19. Notices. Any notice, writing, report or other document required or permitted hereunder shall be in writing and shall be given by prepaid registered or certified mail, with return receipt requested, addressed as follows:

IF TO THE EMPLOYER:

Next Generation Media Corporation
7644 Dynatech Court
Springfield, VA  22153

Attention: Chairman of the Compensation Committee

IF TO THE EMPLOYEE:

Darryl W. Reed
7644 Dynatech Court
Springfield, VA  22153

The date of any such notice and of service thereof shall be seemed to be the date of dispatch. Either party may change its address for purposes of notice by giving notice in accordance with the provisions of this paragraph.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the date and year first above written.

                                       FOR THE EMPLOYER:

Attest:                                Next Generation Media Corp.



Date:  05/11/06
By: /s/ Melissa Held Marsden
Melissa Held Marsden, Secretary


Date:  05/11/06
By: /s/ Leon Zijdel
Leon Zijdel
On behalf of
Next Generation Media Corporation
By Its Board of Directors

(CORPORATE SEAL)
                                       THE EMPLOYEE:

Witness:  Olin Greene                  Darryl W. Reed



s/s Olin Greene                        s/s Darryl W. Reed Date:  05/11/06